Exhibit 10.11

Medium Plate Sales Agreement

Party A: Handan Hongri Metallurgy Co., Ltd.

Party B: Wu’an Yinli Merchandise Trading Co., Ltd.

No. HRHT20121121

Date: November 21, 2012

Product	Steel Type	Model	Amount (Ton)	Price	Total (RMB)	Memo
Medium Plate	Q235B	6-60mm	3545.822	3453.83	12246693.47	Price of other types and models shall be charged as follows: 14mm basic price plus RMB 20; Q345 basic price plus RMB 150
		Total	3545.822		12246693.47

Once the Agreement is executed, Party B shall make full payment within two day and the sales price will be locked. If Party B fails to do so, the Agreement shall be terminated.

Quality Requirement:

(1) National standards applies, if require punching shall pay an extra RMB 50 or the punching quality and shaping quality shall not be guaranteed;

(2) Only chemical composition is guaranteed; this contract will apply this term only

(3) The mechanical quality of steel plate that exceeds 25mm is not guaranteed. Only chemical composition is guaranteed. Steel plate that exceeds 50mm shall be examined on site before they leave the factory;

(4) The size and model of the medium plate shall be examined in the factory.

(5) Party A will deliver merchandise to party B within 10 days after party A received payment.

(6) Party B will pick up merchandise in the site of party A.

(7) Party B will be responsible for the cost of shipment and transportation methods

(8) Party B should inform any quality problem to party A within 10 days of receiving the merchandise

(9) All payments must be received by party A before shipment to party B.